Exhibit 12.1
DINEEQUITY, INC.
Computation of Consolidated Leverage Ratio and Cash Interest Coverage Ratio
for the Trailing Twelve Months Ended December 31, 2013

Consolidated Leverage Ratio Calculation:
Financial Covenant Debt(1)	$1,336,666
Consolidated EBITDA(1)	277,088
Leverage Ratio	4.8
Consolidated Interest Coverage Ratio Calculation:
Consolidated EBITDA(1)	$277,088
Consolidated Cash Interest Charges(1)	110,618
Interest Coverage Ratio	2.5

(1)
Definitions of all components used in calculating the above ratios are found in the Credit Agreement, dated October 8, 2010, filed as Exhibit 10.2 to our Current Report on Form 8-K filed on October 21, 2010.